Exhibit 10(mmm)

Alcoa Inc. 390 Park Avenue New York NY 10022 – 4608 USA Tel: 1 212 836 2600 Fax: 1 212 836 2809

October 4, 2013

PERSONAL & CONFIDENTIAL

Graeme Bottger

Hand Delivered

Dear Graeme,

As a follow up to our discussions concerning your employment, and in light of your role as a valued member of our management team, I am writing to offer you a special retention arrangement.

We mutually agree that in exchange for your continued employment through December 31, 2014, and your agreement to enter into the attached Non-Competition Agreement, the Company will make the following payments in respect of your Australian pension plan tax liability:

1. Before October 30, 2013, Alcoa will reimburse you for the tax liability for non-expatriate plan accruals for tax years 2009 through 2012. We estimate this tax liability to be approximately $310,000, which grossed up to avoid any additional tax liability is approximately $520,000.

2. Each year, beginning with your 2013 US tax filings, Alcoa will take into account the increase in your non-expatriate plan accruals and will reimburse you for this additional tax liability (including gross up) when due.

3. At the time you repatriate to Australia, an exit tax will be payable to the U.S. for your plan accruals for the period from 1999 through 2008. Alcoa will reimburse you for this tax liability estimated to be $380,000, which grossed up to avoid any adverse tax consequences to you is approximately $700,000.

The Company will provide the foregoing payments, upon you providing the Company with evidence of your payment (gross up will be calculated based on actual tax payments). To the extent you terminate your employment prior to December 31, 2014, except as provided in this agreement, the Company will not provide further payments described above, and you will be obligated to reimburse the Company for any previous payments made on your behalf.

As part of this agreement, and specifically in consideration of the foregoing payments, your continued employment and retention period, you agree to the terms contained within the attached Non-Competition Agreement.

The foregoing payments will not be treated as compensation for any purpose under any compensation or benefit plan or program of the Company.

Graeme Bottger

The terms of this agreement can be revised in writing by mutual agreement between you and Alcoa.

We are very pleased to be able to make this offer to you and we hope you will give it favorable consideration. Please indicate your acceptance by signing on the space indicated below and returning one original to me.

Sincerely,

Alcoa Inc.

By	/s/ William F. Oplinger
William F. Oplinger, Executive Vice President & Chief Financial Officer

Agreed to and accepted this 8th day of OCTOBER, 2013

By	/s/ Graeme Bottger
Graeme Bottger

Cc:	Mike Barriere, Executive Vice President Human Resources